Exhibit 99.2

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

Rosetta Resources Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,907	$61,256
Accounts receivable	32,443	32,691
Derivative instruments	26,212	8,983
Prepaid expenses	2,194	2,837
Other current assets	5,493	6,415

Total current assets	116,249	112,182

Oil and natural gas properties, full cost method, of which $81.6 million at March 31, 2010 and $42.3 million at December 31, 2009 were excluded from amortization	2,109,877	2,030,433
Other fixed assets	13,384	12,417

	2,123,261	2,042,850
Accumulated depreciation, depletion, and amortization, including impairment	(1,475,504)	(1,452,248)

Total property and equipment, net	647,757	590,602
Deferred loan fees	4,440	4,921
Deferred tax asset	160,893	169,732
Derivative instruments	10,588	—
Other assets	2,155	2,147

Total other assets	178,076	176,800

Total assets	$942,082	$879,584

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,543	$2,279
Accrued liabilities	41,173	37,107
Royalties payable	14,070	16,064
Derivative instruments	388	236
Prepayment on gas sales	7,642	7,542
Deferred income taxes	9,619	3,258

Total current liabilities	76,435	66,486

Long-term liabilities:
Derivative instruments	—	1,960
Long-term debt	313,856	288,742
Other long-term liabilities	30,564	29,301

Total liabilities	420,855	386,489

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2010 or 2009	—	—
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,556,040 shares and 51,254,709 shares at March 31, 2010 and December 31, 2009, respectively	51	51
Additional paid-in capital	783,726	780,196
Treasury stock, at cost; 260,171 and 199,955 shares at March 31, 2010 and December 31, 2009, respectively	(4,723)	(3,473)
Accumulated other comprehensive income	22,848	4,259
Accumulated deficit	(280,675)	(287,938)

Total stockholders’ equity	521,227	493,095

Total liabilities and stockholders’ equity	$942,082	$879,584

The accompanying notes to the financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Natural gas sales	$55,807	$70,559
Oil sales	6,983	5,218
NGL sales	7,358	3,664

Total revenues	70,148	79,441
Operating costs and expenses:
Lease operating expense	14,677	18,041
Depreciation, depletion, and amortization	23,814	44,400
Impairment of oil and gas properties	—	379,462
Treating, transportation and marketing	1,481	2,019
Production taxes	2,290	1,323
General and administrative costs	11,807	9,373

Total operating costs and expenses	54,069	454,618

Operating income (loss)	16,079	(375,177)

Other (income) expense:
Interest expense, net of interest capitalized	4,746	2,535
Interest income	(11)	(51)
Other (income) expense, net	(203)	(150)

Total other expense	4,532	2,334

Income (loss) before provision for income taxes	11,547	(377,511)
Income tax expense (benefit)	4,284	(139,378)

Net income (loss)	$7,263	$(238,133)

Earnings (loss) per share:
Basic	$0.14	$(4.68)

Diluted	$0.14	$(4.68)

Weighted average shares outstanding:
Basic	51,219	50,920
Diluted	51,920	50,920

The accompanying notes to the financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$7,263	$(238,133)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	23,814	44,400
Impairment of oil and gas properties	—	379,462
Deferred income taxes	4,164	(138,826)
Amortization of deferred loan fees recorded as interest expense	481	212
Amortization of original issue discount recorded as interest expense	114	—
Stock compensation expense	2,631	917
Change in operating assets and liabilities:
Accounts receivable	248	12,111
Prepaid expenses	643	635
Other current assets	922	(586)
Other assets	(8)	(107)
Accounts payable	1,264	(471)
Accrued liabilities	(2,762)	(6,910)
Royalties payable	(1,894)	(13,162)

Net cash provided by operating activities	36,880	39,542

Cash flows from investing activities
Acquisition of oil and gas properties	—	(3,844)
Additions of oil and gas assets	(73,591)	(50,018)
Disposals of oil and gas properties and assets	21	—
Other	—	(16)

Net cash used in investing activities	(73,570)	(53,878)

Cash flows from financing activities
Borrowings on revolving credit facility	25,000	5,000
Proceeds from stock options exercised	1,591	—
Purchases of treasury stock	(1,250)	(548)

Net cash provided by financing activities	25,341	4,452

Net decrease in cash	(11,349)	(9,884)
Cash and cash equivalents, beginning of period	61,256	42,855

Cash and cash equivalents, end of period	$49,907	$32,971

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$25,027	$7,170

The accompanying notes to the financial statements are an integral part hereof.

Rosetta Resources Inc.

Notes to Consolidated Financial Statements (unaudited)

(1) Organization and Operations of the Company

Nature of Operations. Rosetta Resources Inc. (together with its consolidated subsidiaries, the “Company”) is an independent oil and gas company that is engaged in oil and natural gas exploration, development, production and acquisition activities in the United States. The Company’s operations are concentrated in the core areas of the Sacramento Basin of California, the Rockies and South Texas. Additionally, the Company has non-core positions in the State Waters of Texas and the Gulf of Mexico.

These interim financial statements have not been audited. However, in the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary to fairly state the financial statements have been included. Results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for the entire year. In addition, these financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all disclosures required for financial statements prepared in conformity with accounting principles generally accepted in the United States of America. These financial statements and notes should be read in conjunction with the Company’s audited Consolidated Financial Statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 Annual Report”).

Certain reclassifications of prior year balances have been made to conform them to the current year presentation. These reclassifications have no impact on net income (loss).

(2) Summary of Significant Accounting Policies

The Company has provided a discussion of significant accounting policies, estimates and judgments in its 2009 Annual Report.

Principles of Consolidation. The accompanying consolidated financial statements as of March 31, 2010 and December 31, 2009 and for the three months ended March 31, 2010 and 2009 contain the accounts of the Company and its majority owned subsidiaries after eliminating all significant intercompany balances and transactions.

Recent Accounting Developments

The following recently issued accounting developments have been applied or may impact the Company in future periods.

Fair Value Measurements. In January 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance related to improving disclosures about fair value measurements. This guidance requires separate disclosures of the amounts of transfers in and out of Level 1 and Level 2 fair value measurements and a description of the reason for such transfers. In the reconciliation for Level 3 fair value measurements using significant unobservable inputs, information about purchases, sales, issuances and settlements shall be presented separately. These disclosures will be required for interim and annual reporting periods effective January 1, 2010, except for the disclosures related to the purchases, sales, issuances and settlements in the roll forward activity of Level 3 fair value measurements, which are effective on January 1, 2011. The application of this guidance for the period ended March 31, 2010 for Level 1 and Level 2 fair value measurements did not have an impact on the Company’s fair value disclosures or the consolidated financial position, results of operations or cash flows. The guidance for Level 3 fair value measurements will require additional disclosures in future periods but will not impact the Company’s consolidated financial position, results of operations or cash flows.

Subsequent Events. In May 2009, the FASB issued authoritative guidance on subsequent events to incorporate accounting guidance that originated as auditing standards into the body of authoritative literature issued by the FASB. This guidance requires the evaluation of subsequent events through the date the financial statements are issued or are available for issue and the disclosure of the date through which subsequent events were evaluated and the basis for that date. This guidance is effective for interim and annual financial periods ending after June 15, 2009. The Company adopted the requirements of this guidance for the period ended June 30, 2009 and the adoption did not have a significant impact on the Company’s consolidated financial position, results of operations or cash flows. On February 25, 2010, the FASB amended this guidance to remove the requirement to disclose the date through which an entity has evaluated subsequent events.

Variable Interest Entities. In June 2009, the FASB issued authoritative guidance related to variable interest entities which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting rights should be consolidated and modifies the approach for determining the primary beneficiary of a variable interest entity. This guidance will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. The guidance related to variable interest entities is effective on January 1, 2010. The Company applied this guidance for the period ended March 31, 2010 and it did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

(3) Property and Equipment

The Company’s total property and equipment consist of the following:

	March 31, 2010	December 31, 2009
	(In thousands)
Proved properties	$1,986,060	$1,949,515
Unproved/unevaluated properties	81,580	42,344
Gas gathering system and compressor stations	42,237	38,574
Other fixed assets	13,384	12,417

Total property and equipment, gross	2,123,261	2,042,850
Less: Accumulated depreciation, depletion, and amortization, including impairment	(1,475,504)	(1,452,248)

Total property and equipment, net	$647,757	$590,602

In the first quarter of 2010, the Company increased its working interest in certain properties in South Texas from 70% to 100% for $12.5 million. In addition, the Company also purchased a non-producing leasehold in South Texas for $11.3 million.

The Company capitalizes internal costs directly identified with acquisition, exploration and development activities. The Company capitalized $1.7 million and $1.0 million of internal costs for the three months ended March 31, 2010 and 2009, respectively.

Included in the Company’s oil and gas properties are asset retirement costs of $21.9 million at both March 31, 2010 and December 31, 2009.

Oil and gas properties include costs of $81.6 million and $42.3 million at March 31, 2010 and December 31, 2009, respectively, that were excluded from capitalized costs being amortized. These amounts primarily represent acquisition costs of unproved properties and unevaluated exploration projects in which the Company owns a direct interest. The increase from December 31, 2009 to March 31, 2010 is a result of leasehold acquisitions and the costs associated with unevaluated wells in the Rockies.

Pursuant to full cost accounting rules, the Company must perform a ceiling test each quarter on its proved oil and gas assets within each separate cost center. The Company’s ceiling test was calculated using a twelve-month average price using first day of the month prices, adjusted for hedges, of gas and oil at March 31, 2010, which were based on a Henry Hub gas price of $3.98 per MMBtu and a West Texas Intermediate oil price of $66.13 per Bbl (adjusted for basis and quality differentials). Utilizing these prices, the calculated ceiling amount exceeded the net capitalized cost of oil and gas properties. As a result, no write-down was recorded at March 31, 2010. It is possible that a write-down of the Company’s oil and gas properties could occur in the future should oil and natural gas prices decline, the Company experiences significant downward adjustments to its estimated proved reserves, and/or the Company’s commodity hedges settle and are not replaced.

At March 31, 2009, the Company’s ceiling test was calculated using hedge adjusted market prices of gas and oil at March 31, 2009, which were based on a Henry Hub gas price of $3.63 per MMBtu and a West Texas Intermediate oil price of $46.00 per Bbl (adjusted for basis and quality differentials). As of March 31, 2009, the ceiling test calculation dictated that prices and costs in effect as of the last day of the quarter be held constant. Cash flow hedges of natural gas production in place at March 31, 2009 increased the calculated ceiling value by approximately $79.7 million (pre-tax). Based upon this analysis, a non-cash, pre-tax write-down of $379.5 million was recorded at March 31, 2009.

(4) Commodity Hedging Contracts and Other Derivatives

The following financial fixed price swap and costless collar transactions were outstanding with associated notional volumes and average underlying prices that represent hedged prices of commodities at various market locations at March 31, 2010:

Settlement Period	Derivative Instrument	Hedge Strategy	Notional Daily Volume MMBtu	Total of Notional Volume MMBtu	Average Floor/Fixed Prices MMBtu	Average Ceiling Prices MMBtu	Natural Gas Production Hedged (1)	Fair Market Value Asset/(Liability) (In thousands)
2010	Swap	Cash flow	21,691	5,965,000	$6.98	$—	18%	$15,754
2010	Costless Collar	Cash flow	23,382	6,430,000	5.75	7.15	20%	7,739
2011	Swap	Cash flow	15,000	5,475,000	5.85	—	14%	3,954
2011	Costless Collar	Cash flow	35,000	12,775,000	5.79	7.27	32%	7,968
2012	Costless Collar	Cash flow	10,000	3,660,000	5.75	7.15	12%	1,641

				34,305,000				$37,056

(1)	Estimated based on anticipated future gas production.

The Company has hedged the interest rates on $100.0 million of its outstanding debt through December 31, 2010. As of March 31, 2010, the Company had the following financial interest rate swap positions outstanding:

Settlement Period	Derivative Instrument	Hedge Strategy	Average Fixed Rate	Fair Market Value Asset/(Liability) (In thousands)
April 1- December 31, 2010	Swap	Cash Flow	1.24%	$(644)

The Company’s current cash flow hedge positions are with counterparties who are also lenders in the Company’s credit facilities. This eliminates the need for independent collateral postings with respect to any margin obligation resulting from a negative change in fair market value of the derivative contracts in connection with the Company’s hedge related credit obligations. As of March 31, 2010, the Company made no deposits for collateral.

The following table sets forth the results of hedge transaction settlements for the respective period for the Consolidated Statement of Operations:

	Three Months Ended March 31,
	2010	2009
Natural Gas
Quantity settled (MMBtu)	2,250,000	5,142,690
Increase in natural gas sales revenue (In thousands)	$2,877	$15,357
Interest Rate Swaps
(Increase) in interest expense (In thousands)	$(252)	$(512)

As of March 31, 2010, the Company expects to reclassify gains of $25.8 million to earnings from the balance in Accumulated other comprehensive income on the Consolidated Balance Sheet during the next twelve months based on current forward prices as of March 31, 2010.

The Company is exposed to certain risks relating to its ongoing business operations. The primary risks managed using derivative instruments are commodity price risk and interest rate risk. Forward contracts on various commodities are entered into to manage the price risk associated with forecasted sales of the Company’s natural gas and oil production. Interest rate swaps are entered into to manage interest rate risk associated with the Company’s variable-rate borrowings.

Authoritative guidance for derivatives requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the statement of financial position. In accordance with this guidance, the Company designates commodity forward contracts as cash flow hedges of forecasted sales of natural gas and oil production and interest rate swaps as cash flow hedges of interest rate payments due under variable-rate borrowings.

Additional Disclosures about Derivative Instruments and Hedging Activities

Cash Flow Hedges

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

As of March 31, 2010, the Company had outstanding natural gas commodity forward contracts with a notional volume of 34,305,000 MMBtus that were entered into to hedge forecasted natural gas sales.

As of March 31, 2010, the total notional amount of the Company’s receive-variable/pay-fixed interest rate swaps was $100.0 million. The Company includes the realized gain or loss on the hedged items (that is, interest on variable-rate borrowings) in the same line item – Interest expense, net of interest capitalized – as the offsetting gain or loss on the related interest rate swaps.

Information on the location and amounts of derivative fair values in the statement of financial position as of March 31, 2010 and December 31, 2009 and derivative gains and losses in the statement of operations for the three months ended March 31, 2010 and March 31, 2009 is as follows:

	Fair Values of Derivative Instruments
	Derivative Assets (Liabilities)
	Balance Sheet Location	Fair Value
		March 31, 2010	December 31, 2009
		(In thousands)
Derivatives designated as hedging instruments
Interest rate swap	Derivative instruments - current assets	$(256)	$(399)
Interest rate swap	Derivative instruments - current liabilities	(388)	(236)
Commodity contracts	Derivative instruments - current assets	26,468	9,382
Commodity contracts	Derivative instruments - non-current assets	10,588	—
Commodity contracts	Derivative instruments - non-current liabilities	—	(1,960)

Total derivatives designated as hedging instruments		$36,412	$6,787

Total derivatives not designated as hedging instruments		$—	$—

Total derivatives		$36,412	$6,787

	Amount of Gain or (Loss) Recognized in OCI on Derivative			Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income
	(Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	(Effective Portion)
Derivatives in Cash Flow Hedging Relationships	Three Months Ended			Three Months Ended
	March 31, 2010	March 31, 2009		March 31, 2010	March 31, 2009
	(In thousands)			(In thousands)
Interest rate swap	$(263)	$(33)	Interest expense, net of interest capitalized	$(252)	$(512)
Commodity contracts	32,513	39,133	Natural gas sales	2,877	15,357

Total	$32,250	$39,100	Total	$2,625	$14,845

(5) Fair Value Measurements

The Company adopted the authoritative guidance for fair value measurements effective January 1, 2008 for financial assets and liabilities and effective January 1, 2009 for non-financial assets and liabilities. The Company’s financial assets and liabilities are measured at fair value on a recurring basis. The Company discloses its recognized non-financial assets and liabilities, such as asset retirement obligations and other property and equipment, at fair value on a non-recurring basis. For non-financial assets and liabilities, the Company is required to disclose information that enables users of its financial statements to assess the inputs used to develop these measurements. As none of the Company’s non-financial assets and liabilities are impaired during the period ended March 31, 2010, and the Company had no other material assets or liabilities that are reported at fair value on a non-recurring basis, no additional disclosures are provided at March 31, 2010.

As defined in the guidance, fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs (“Level 3”). The three levels of the fair value hierarchy are as follows:

–	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
–	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
–	Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Level 3 instruments include money market funds, natural gas swaps, natural gas zero cost collars and interest rate swaps. The Company’s money market funds represent cash equivalents whose investments are limited to United States Government Securities, securities backed by the United States Government, or securities of United States Government agencies. The fair value represents cash held by the fund manager as of March 31, 2010. The Company identified the money market funds as Level 3 instruments due to the fact that quoted prices for the underlying investments cannot be obtained and there is not an active market for the underlying investments. The Company utilizes counterparty and third party broker quotes to determine the valuation of its derivative instruments. Fair values derived from counterparties and brokers are further verified using relevant NYMEX futures contracts and exchange traded contracts for each derivative settlement location.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2010. As required, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Fair value as of March 31, 2010
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets (liabilities):
Money market funds	$—	$—	$2,035	$2,035
Commodity derivative contracts	—	—	37,056	37,056
Interest rate swap contracts	—	—	(644)	(644)

Total	$—	$—	$38,447	$38,447

	Fair value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets (liabilities):
Money market funds	$—	$—	$2,035	$2,035
Commodity derivative contracts	—	—	7,422	7,422
Interest rate swap contracts	—	—	(635)	(635)

Total	$—	$—	$8,822	$8,822

The determination of the fair values above incorporates various factors. These factors include the credit standing of the counterparties involved, the impact of credit enhancements and the impact of the Company’s nonperformance risk on its liabilities. The Company considered credit adjustments for the counterparties using current credit default swap values and default probabilities for each counterparty in determining fair value and recorded a downward adjustment to the fair value of its derivative assets in the amount of $0.2 million at March 31, 2010.

The table below presents a reconciliation of the assets and liabilities classified as Level 3 in the fair value hierarchy during the three months ended March 31, 2010. Level 3 instruments presented in the table consist of net derivatives that, in management’s judgment, reflect the assumptions a marketplace participant would have used at March 31, 2010.

	For the Three Months Ended March 31, 2010
	Derivatives Asset (Liability)	Money Market Funds Asset (Liability)	Total
	(In thousands)
Balance at January 1, 2010	$6,787	$2,035	$8,822
Total (gains) losses (realized or unrealized)
included in earnings	—		—
included in other comprehensive income	32,250	—	32,250
Purchases, issuances and settlements	(2,625)	—	(2,625)
Transfers in and out of Level 3	—	—	—

Balance at March 31, 2010	$36,412	$2,035	$38,447

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at March 31, 2010	$—	$—	$—

	For the Three Months Ended March 31, 2009
	Derivatives Asset (Liability)	Money Market Funds Asset (Liability)	Total
	(In thousands)
Balance at January 1, 2009	$38,372	$5,025	$43,397
Total (gains) losses (realized or unrealized) included in earnings	—	7	7
included in other comprehensive income	39,100	—	39,100
Purchases, issuances and settlements	(14,845)	—	(14,845)
Transfers in and out of Level 3	—	—	—

Balance at March 31, 2009	$62,627	$5,032	$67,659

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at March 31, 2009	$—	$—	$—

At March 31, 2010, the carrying value of cash and cash equivalents, accounts receivable, other current assets and current liabilities reported in the consolidated balance sheet approximate fair value because of their short-term nature. The carrying amount of long-term debt reported in the consolidated balance sheet at March 31, 2010 is $313.9 million. The Company calculated the fair value of its long-term debt as of March 31, 2010, in accordance with the authoritative guidance for fair value measurements using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality, and risk profile. Based on this calculation, the Company has determined the fair market value of its debt to be $328.3 million at March 31, 2010.

(6) Asset Retirement Obligation

Activity related to the Company’s asset retirement obligation (“ARO”) is as follows:

Three Months Ended March 31, 2010
(In thousands)
ARO as of December 31, 2009	$28,920
Revision of previous estimates	(1)
Liabilities incurred during period	11
Liabilities settled during period	(14)
Accretion expense	575

ARO as of March 31, 2010	$29,491

At March 31, 2010, the current portion of the total ARO is approximately $1.0 million and is included in Accrued liabilities and the long-term portion of ARO is approximately $28.5 million and is included in Other long-term liabilities on the Consolidated Balance Sheet.

(7) Long-Term Debt

Senior Secured Revolving Line of Credit. The Company’s amended and restated revolving credit agreement (the “Restated Revolver”) provides for a senior secured revolving line of credit of up to $600.0 million and matures on July 1, 2012. Availability under the Restated Revolver is restricted to the borrowing base, which is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on the Company’s hedging arrangements. The Company’s semi-annual borrowing base review was completed April 1, 2010, and the borrowing base under the Restated Revolver was set at $375.0 million as compared to $350.0 million at December 31, 2009. On April 15, 2010, the Company issued Senior Notes, and as a result, the borrowing base under the Company’s Restated Revolver was reduced to $345.0 million. Amounts outstanding under the Restated Revolver bear interest at specified margins over LIBOR of 2.25% to 3.00%. Borrowings under the Restated Revolver are collateralized by liens on substantially all of the Company’s assets, liens on oil and natural gas properties having at least 80% of the pre-tax SEC PV-10 reserve value, a guaranty by all of the Company’s domestic subsidiaries, and a pledge of 100% of the equity interests of domestic subsidiaries. These collateralized amounts under the mortgages are subject to semi-annual reviews based on updated reserve information. The Company is subject to the financial covenants of a minimum current ratio of not less than 1.0 to 1.0 as of the end of each fiscal quarter and a maximum leverage ratio of not greater than 3.5 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended. In addition, the Company is subject to covenants, including limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The Company was in compliance with all covenants at March 31, 2010. The Company paid a facility fee on the total commitment of $4.6 million in April 2009. The Company took additional borrowings of $25.0 million on the Restated Revolver and had a total of $215.0 million outstanding with $135.0 million available for borrowing under the Restated Revolver as of March 31, 2010. As a result of the Company’s Senior Notes offering on April 15, 2010, the Company repaid $114.0 million on the Restated Revolver and had $101.0 million outstanding, with $244.0 million available for borrowing under the Restated Revolver as of May 5, 2010.

Second Lien Term Loan. The Company’s amended and restated term loan (the “Restated Term Loan”) matures on October 2, 2012. As of March 31, 2010, the Company had $80.0 million in variable rate borrowings bearing interest at LIBOR plus 8.5% with a LIBOR floor of 3.5% and $20.0 million of fixed rate borrowings bearing interest at 13.75%. In accordance with authoritative guidance for derivative instruments and hedging activities, the Company evaluated the LIBOR floor as an embedded derivative and concluded that because the terms are clearly and closely related to the debt instrument, it does not represent an embedded derivative that must be accounted for separately. The loan is collateralized by second priority liens on substantially all of the Company’s assets. The Company is subject to the financial covenants of a minimum asset coverage ratio of not less than 1.5 to 1.0 and a maximum leverage ratio of not more than 4.0 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended. In addition, the Company is subject to covenants, including limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The Company was in compliance with all covenants at March 31, 2010. The Company paid an original issue discount of $1.6 million and a facility fee of $0.9 million on the total commitment in April 2009. The Company has the right to prepay the floating portion of $80.0 million of the Restated Term Loan at any time on or after the first anniversary of the effective date (April 10, 2010), in whole or in part, from April 10, 2010 to April 10, 2011 with a premium equal to 2% of such amount prepaid or subsequent to April 10, 2011 without premium or penalty provided that each prepayment is in an amount that is an integral multiple of $1.0 million and not less than $1.0 million, or if such amount is less than $1.0 million, the outstanding principal amount. The Company also has the right to prepay the fixed portion of $20.0 million of the Restated Term Loan with a make-whole amount at a discount factor equal to 1% plus the U.S. Treasury yield security having a maturity closest to the remaining life of the loan.

As of March 31, 2010, the Company had total outstanding borrowings of $313.9 million and the Company’s weighted average borrowing rate was 6.18%.

(8) Income Taxes

The effective tax rate for the three months ended March 31, 2010 and 2009 was 37.1% and 36.9%, respectively. The provision for income taxes differs from the tax computed at the federal statutory income tax rate primarily due to state income taxes. As of March 31, 2010, the Company had no unrecognized tax benefits. There were no significant changes to the calculation since December 31, 2009. The Company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits or the expiration of statute of limitations within the next twelve months.

The Company provides for deferred income taxes on the difference between the tax basis of an asset or liability and its carrying amount in its financial statements in accordance with authoritative guidance for accounting for income taxes. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset is more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At March 31, 2010, the Company has a deferred tax asset of approximately $160.9 million resulting primarily from the difference between the book basis and tax basis of its oil and natural gas properties. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income from the production of its oil and natural gas properties prior to expiration of loss carryforwards. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. There is no valuation allowance recorded on the deferred tax asset as the Company believes it is more likely than not that the asset will be utilized.

(9) Commitments and Contingencies

The Company is party to various legal proceedings arising in of the normal course of business. The ultimate outcome of each of these matters cannot be absolutely determined, and the liability the Company may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued for with respect to such matters. Management does not believe any such matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(10) Comprehensive Income (Loss)

The Company’s total other comprehensive income is shown below:

	Three Months Ended March 31,
	2010		2009
	(In thousands)
Accumulated other comprehensive income, beginning of period		$4,259		$24,079
Net income (loss)	$7,263		$(238,133)

Change in fair value of derivative hedging instruments	32,250		39,100
Hedge settlements reclassed to income (loss)	(2,625)		(14,845)
Tax provision related to hedges	(11,036)		(9,036)

Total other comprehensive income	18,589	18,589	15,219	15,219

Comprehensive income (loss)	$25,852		$(222,914)

Accumulated other comprehensive income, end of period		$22,848		$39,298

(11) Earnings (Loss) Per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if outstanding common stock awards and stock options were exercised at the end of the period.

The following is a calculation of basic and diluted weighted average shares outstanding:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Basic weighted average number of shares outstanding	51,219	50,920
Dilution effect of stock option and awards at the end of the period (1)	701	—

Diluted weighted average number of shares outstanding	51,920	50,920

Anti-dilutive stock awards and shares	111	1,441

(1)	Because the Company recognized a net loss for the quarter ended March 31, 2009, no unvested stock awards and options were included in computing earnings per share because the effect was anti-dilutive. In computing earnings per share, no adjustments were made to reported net income (loss).

(12) Geographic Area Information

The Company has one reportable segment, oil and natural gas exploration and production, as determined in accordance with authoritative guidance regarding disclosure about segments of an enterprise and related information. Also, as all of the Company’s operations are located in the U.S., all of the Company’s costs are included in one cost pool.

Geographic Area Information

The Company owns oil and natural gas interests in six main geographic areas, all within the United States or its territorial waters. Geographic revenue and property and equipment information below are based on physical location of the assets at the end of each period.

	Three Months Ended March 31,
	2010 (1)	2009(1)
	(In thousands)
Natural gas, oil and NGL Revenue
California	$21,397	$19,180
Rockies	8,517	6,610
South Texas	28,682	23,182
Texas State Waters	2,204	4,262
Other Onshore	4,525	6,026
Gulf of Mexico	1,946	4,824

Total revenue, excluding gain on hedges	$67,271	$64,084

	March 31, 2010	December 31, 2009
	(In thousands)
Oil and Natural Gas Properties and Other Fixed Assets
California	$625,454	$624,765
Rockies	207,987	202,502
South Texas	855,511	791,934
Texas State Waters	73,792	70,667
Other Onshore	193,445	186,912
Gulf of Mexico	153,688	153,653
Other	13,384	12,417

Total oil and natural gas properties and other fixed assets	$2,123,261	$2,042,850

(1)	Excludes the effects of hedging gains of $2.9 million and $15.4 million for the three months ended March 31, 2010 and 2009, respectively.

(13) Subsequent Events

On April 13, 2010, the Company divested its Texas State Waters Sabine Lake asset which was a non-core property for $10.2 million. The proceeds will be recorded as an adjustment to the full cost pool with no gain or loss recognized.

On April 15, 2010, the Company issued $200.0 million in aggregate principal amount of 9.500% Senior Notes due in 2018. The Notes were issued under an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee. Provisions of the Indenture limit the Company’s ability to, among other things, incur additional indebtedness; pay dividends on the Company’s capital stock or purchase, repurchase, redeem, defease or retire the Company’s capital stock or subordinated indebtedness; make investments; incur liens; create any consensual restriction on the ability of the Company’s restricted subsidiaries to pay dividends, make loans or transfer property to the Company; engage in transactions with affiliates; sell assets; and consolidate, merge or transfer assets. The Indenture also contains customary events of default. The Company used the proceeds from the Notes offering to repay $80.0 million of variable rate borrowings under its Restated Term Loan, to repay $114.0 million under its Restated Revolver and to pay fees and expenses associated with the offering. Interest is payable on the Notes semi-annually on April 15 and October 15. As a result of the offering, the borrowing base under the Restated Revolver was reduced by $30.0 million to $345.0 million.

On April 15, 2010, the Company purchased the remaining 30% working interest and obtained operatorship in the Catarina Field for approximately $5.9 million in cash from St. Mary Land & Exploration Company. The purchase is effective as of January 1, 2010 and subject to any applicable purchase price adjustments.

(14) Guarantor Subsidiaries

Securities being registered under the registration statement are debt securities guaranteed by Rosetta’s wholly-owned subsidiaries. Rosetta Resources Inc., as the parent company, has no independent assets or operations. The guarantees registered under the registration statement are full and unconditional and joint and several, and subsidiaries of Rosetta Resources Inc. other than the subsidiary guarantors are minor. In addition, there are no restrictions on the ability of Rosetta Resources Inc. to obtain funds from its subsidiaries by dividend or loan. Finally, none of Rosetta Resources Inc.’s subsidiaries has restricted assets that exceed 25% of net assets as of the most recent fiscal year which may not be transferred to the parent company in the form of loans, advances or cash dividends by the subsidiaries without the consent of a third party.